UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Tandem Diabetes Care, Inc.
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NOTICE REGARDING ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY MAY 27, 2020
May 22, 2020
Dear Stockholders:
The following supplement relates to the proxy statement (the “Proxy Statement”) of Tandem Diabetes Care, Inc. (“we,” “us,” “our” or the “Company”), dated April 15, 2020, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the virtual Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 27, 2020. This supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to stockholders on or about May 22, 2020. This supplement should be read in conjunction with the Proxy Statement, as well as with any additional soliciting material we have filed or may file with the SEC, which we encourage you to read carefully and in its entirety before making a voting decision.
One of the proposals to be considered at the Annual Meeting is Proposal 3: Non-Binding Advisory Approval of the Compensation of our Named Executive Officers (“NEOs”), as described in the section of the Proxy Statement entitled "Compensation Discussion and Analysis" (“CD&A”) and the related compensation tables, notes and narrative discussion. Based on stockholder feedback, we are providing additional information to help our stockholders understand this proposal. The following discussion is being provided to supplement the CD&A.
2019 Stockholder Feedback
We appreciate stockholder feedback, and such feedback is important to us with respect to our executive compensation plan structures and philosophy. In June 2019, just over half of our stockholders approved, on a non-binding, advisory basis, the compensation of our NEOs. In seeking to understand why greater support was not being garnered, we reached out to more than 50 of our largest stockholders to better understand their feedback. The concerns primarily aligned in the following three categories:
1.The three-year average burn rate under our 2013 Stock Incentive Plan (the “2013 Plan”), which was calculated at more than 10%,
2.The equivalent compensation of our Executive Chairman and our President and Chief Executive Officer in 2019, and
3.The total value of the stock option awards granted to our Chief Executive Officer in 2019.
Compensation History
When designing our 2018 and 2019 executive compensation programs, the Compensation Committee of our Board of Directors, which is comprised solely of independent directors (the “Committee”), considered a number of factors, including the pre-established business objectives and budget set forth for each given year, the intense competition for talent in the medical device and technology industries, and the continued importance of retaining and motivating our key employees during and immediately following periods of substantial financial uncertainty. Aspects of the compensation arrangements in both years were identified by the Committee as exceptional and not to be repeated, and deemed important and in the best interest of stockholders at the time. In addition, various other factors impacted the decisions of the Committee at the time, including the following:
•Our former President and Chief Executive Officer, Kim D. Blickenstaff, voluntarily accepted a 2018 base salary of only $1.00 and earned a cash bonus for his service in 2018, in an amount equal to his 2017 base salary, only upon our achievement of pre-established and significant financial objectives.
•In December 2017, a substantial majority of the outstanding equity incentive awards to our NEOs were underwater, and, as a result, subsequent stock option awards were granted with two year vesting periods, rather than the typical four year vesting periods of our prior awards, to incentivize NEOs with nearer term value during a period of substantial financial uncertainty for the Company.

•Prior to awarding additional stock options in 2019, more than 95% of the outstanding options held by our NEOs were expected to vest in June 2020. To help aid in retention and align interests in building longer-term stockholder value, in February 2019 the Committee awarded stock options with a four year vesting period to our NEOs that were expressly subject to and conditioned upon the approval by our stockholders of an increase in the number of shares of our common stock reserved for issuance under our 2013 Plan. Between the grant date of those awards in February 2019 and the date on which stockholders approved the proposal in June 2019, the market value of our common stock increased substantially. As a result, the non-cash stock-based compensation expense associated with those option awards is meaningfully greater than the expected value of those option awards at the time the awards were initially approved by the Committee.
•The appointment of Mr. Blickenstaff to a newly created position of Executive Chairman, and the promotion of John Sheridan as his successor as President and Chief Executive Officer in March 2019.

2020 Compensation Plan Changes
In May 2019, the Committee began making changes to the compensation structure for the Board or Directors and employees to better align with our total executive compensation benchmark, which we target at just above market at the 60th percentile compared to our peer group and relevant survey data, and based on stockholder feedback. This included moving to a value-based approach with equity incentive awards, to ensure better alignment with our benchmark and fairness between award recipients, which can be challenging due to our rapidly fluctuating stock price.

Stockholder feedback confirmed support of this approach, which the Committee intends to continue using for equity incentive awards, including those granted to our NEOs. In addition, the approach supports our commitment to stockholders that we will exercise discipline and be mindful of the dilutive impact of our equity incentive programs, while continuing to recruit, motivate and incentivize employees and non-employee directors during a critical stage of our growth. As an example of this commitment, at the end of 2018 we employed 653 people, which scaled to 1,053 at the end of 2019. During this period, we also reduced the annual burn rate under our 2013 Plan by approximately half, and anticipate reducing this burn rate further in 2020 and 2021.

In addition, the Committee recognized stockholder feedback regarding Mr. Blickenstaff’s total compensation as Executive Chairman. In March 2020, Mr. Blickenstaff transitioned from the role of Executive Chairman to Chairman of the Board. Under this arrangement, as of March 2020, Mr. Blickenstaff ceased to be an employee of the Company, he is no longer eligible to receive incentive compensation under any bonus plan and his annual cash compensation was substantially reduced, and is now equal to approximately 15% of our President and Chief Executive Officer’s annual cash compensation at target. In addition, Mr. Blickenstaff will not receive any discretionary equity incentive compensation and will instead receive the same equity incentive compensation as our other non-employee directors.

Our Board of Directors Unanimously Recommends Approval of Proposal 3: Non-Binding Advisory Approval of the Compensation of our Named Executive Officers

The Committee continues to believe that the current compensation arrangements for our NEOs, which reflect an emphasis on a pay-for-performance philosophy, is serving the best interests of stockholders by attracting, retaining and motivating a senior management team that has led the Company during a period of substantial growth and has delivered on key financial performance objectives and product development milestones over the past several years. As a result, our stockholders have benefited from a significant increase in stockholder value.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” Proposal 3: Non-Binding, Advisory Approval of the Compensation of our NEOs as presented in our Proxy Statement.

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